Sheet1

Proposal 1 passed on March 18, 2002.
Proposal 2 has been adjourned until June 12, 2002.

Final Proxy Results - ML Connecticut Municipal Bond Fund
1st Meeting Date: March 18, 2002
2nd Meeting Date: May 10, 2002
3rd Meeting Date: May 31, 2002
4th Meeting Date: June 12, 2002

Record Date: January 22, 2002
As of: June 12, 2002

All Classes	Shares Needed to Pass	Outstanding Shares	Votes Needed Two-Thirds of Outstanding Shares	For	Against	Abstain	Total Units Voted
Proposal 2
2) Merger of ML Connecticut Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-148,852	5,830,536	3,887,024	4,035,876	465,386	612,014	5,113,276

Class B
Proposal 2
2) Merger of ML Connecticut Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-32,611	4,030,680	2,687,120	2,719,731	377,743	435,788	3,533,262

Class C
Proposal 2
2) Merger of ML Connecticut Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-18,265	606,889	404,593	422,858	19,501	64,205	506,564

Class D
Proposal 2
2) Merger of ML Connecticut Municipal Bond Fund	-65,748	564,201	376,134	441,882	27,520	64,496	533,898
into ML Municipal Bond Fund-National Portfolio

Voting Requirements:
The Quorum for the State Fund shareholders consists of one-third of the shares of the State Fund and one-third of the shares of each of Class B, Class C, and Class D entitled to vote at the Meeting.

The approval of the Proposal 1 requires the affirmative vote of a majority of the shares represented at the meeting.

The approval of Proposal 2 requires the affirmative vote of the State Fund shareholders, voting together as a single class, representing two-thirds of the outstanding shares entitled to be cast thereon and the affirmative vote of Class B, Class C, and Class D shareholders of each State Fund, each voting separately as a single class, representing two-thirds of the outstanding Class B, Class C, and Class D shares entitled to be voted thereon.

Last Updated on 09/24/2002
By Jeff Lada